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                                                                     EXHIBIT 4.3


                               AMENDMENT NO. 2 TO

                        PREFERRED SHARES RIGHTS AGREEMENT

        Amendment No. 2 (the "AMENDMENT"), dated as of June 28, 2001, to the Preferred Shares Rights Agreement (the "RIGHTS AGREEMENT"), dated as of April 22, 1997 and amended as of July 23, 1999, between Cardiac Pathways Corporation, a Delaware corporation (the "COMPANY"), and Wells Fargo Bank Minnesota, N.A. (as successor in interest to Norwest Bank Minnesota, N.A.) under the Rights Agreement, is being executed at the direction of the Company.

        WHEREAS, the Company, Boston Scientific Corporation, a Delaware corporation ("PARENT"), and Adam Acquisition 2001 Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), intend to enter into an Agreement and Plan of Merger pursuant to which, among other things, Merger Sub will commence a tender offer to purchase each outstanding share of common stock of the Company for $5.267 per share, and thereafter Merger Sub will merge with the Company and each remaining share of common stock of the Company will be converted into the right to receive shares of common stock of Parent, upon the terms and subject to the conditions of the Merger Agreement;

        WHEREAS, on June 28, 2001, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement (as defined below); and

        WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

        1. Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

        "EXPIRATION DATE" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in
Section 24 hereof, or (iv) upon the Effective Time (as such term in defined in the Agreement and Plan of Merger, dated as of June 28, 2001, including any amendment or supplement thereto (the "MERGER AGREEMENT") by and among Company, Boston Scientific, a Delaware corporation ("PARENT"), and Adam Acquisition 2001 Inc., a Delaware corporation and wholly owned subsidiary of Parent).

        2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

        "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Parent nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Shares Acquisition Date, Section 13 Event or Triggering Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of


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the Merger Agreement among Parent, Adam Acquisition 2001 Inc., a wholly owned subsidiary of Parent and the Company, the announcement, commencement or consummation of the Offer or the Merger (each as defined in the Merger Agreement) or the consummation of the other transactions specifically contemplated by the Merger Agreement, including the approval, execution, delivery or performance of the Stockholder Agreements (as defined in the Merger Agreement), dated as of June 28, 2001 between Parent and certain stockholders of the Company. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

        5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

        6. This Amendment No. 2 shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.










                           [SIGNATURE PAGE TO FOLLOW]


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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



CARDIAC PATHWAYS CORPORATION                    WELLS FARGO BANK MINNESOTA, N.A.
                                                as Rights Agent

By:   /s/ Thomas M. Prescott                    By:   /s/ Katherine Johnson
    ----------------------------------------       -----------------------------

Name:  Thomas M. Prescott                       Name:  Katherine Johnson
Title: President and Chief Executive Officer    Title: Assistant Vice President